Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2021, relating to the consolidated financial statements and financial statement schedules of WEC Energy Group, Inc. and the effectiveness of WEC Energy Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of WEC Energy Group, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

November 5, 2021